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                                                                   EXHIBIT 10(d)

                    SEVERANCE AND NONCOMPETITION AGREEMENT
                    --------------------------------------
                              (Senior Management)


          THIS AGREEMENT ("AGREEMENT") is made and entered into this 15th day of October, 1998, by and between J. CRAIG PETERSON ("EMPLOYEE") and UNITOG COMPANY, a Delaware corporation, including its wholly-owned subsidiaries and affiliated companies (collectively, "EMPLOYER").

                                   RECITALS

          WHEREAS, the Board of Directors of Employer (the "BOARD") has determined that it is in the best interests of Employer to reinforce and encourage the continuity of management personnel in anticipation of a possible or potential Change of Control (as defined below); and

          WHEREAS, the Board believes this objective can best be served by providing for a compensation arrangement for Employee upon Employee's termination of employment under certain circumstances in the event of a Change of Control.

          NOW, THEREFORE, in consideration of the mutual promises and covenants as hereinafter set forth, the parties agree as follows:

                                   AGREEMENT

     1.   GENERAL.  Employer is engaged in the rental and sale of garments,
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linens, mats, mops, towels, dust control and other related items on a nationwide basis. Employee is employed by Employer in a senior management position in which Employee has or will have access to the Employer's confidential information and trade secrets.

     2.   EMPLOYMENT RELATIONSHIP.  Employee understands that his employment is
          -----------------------
on an at-will basis and, subject to the provisions of Section 3 hereof, may be terminated for any reason at any time by either Employee or Employer.

     3.   TERMINATION UPON CHANGE OF CONTROL.
          ----------------------------------

          (a)  Severance Payment.  In the event that Employee's employment is
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     terminated within two (2) years following a "Change of Control" (as defined below) and such termination is either (i) Without Cause (as defined below),
            ---
     or (ii) is a Constructive Termination (as defined below), Employee shall
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     receive, in addition to all compensation due and payable to or accrued for the benefit of Employee as of the date of termination, a lump sum payment equal to two (2) times Employee's Annual Compensation ("SEVERANCE
     PAYMENT"). "Annual Compensation" shall mean Employee's base annual salary plus annual bonus (computed at par levels), an amount equal to the annual cost to Employee of obtaining annual healthcare coverage comparable to that currently provided by Employer (grossed-up to compensate Employee for the taxable nature of such payment), an amount equal to normal annual matching by Employer in Employer's 401(k) plan (as grossed-up to compensate Employee for the taxable nature of such


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     payment), annual automobile allowance or the annual cost to Employee of obtaining a motor vehicle comparable to that provided by Employer to Employee, as the case may be, annual tax preparation costs and an amount equal to the annual cost to Employee of obtaining life insurance and insurance coverage for accidental death and disability comparable to that provided by Employer to Employee (as grossed-up to compensate Employee for the taxable nature of such payment). Employer shall use its best efforts to convert the existing life insurance and accidental death and disability insurance policies to individual policies in the name of Employee.

          (b)  Excise Tax.
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               (i)  Notwithstanding anything to the contrary set forth in this
          Agreement, in no event shall a Severance Payment payable pursuant to this Section 3 exceed an amount equal to the lesser of (i) 2.99 times the "base amount" (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "CODE")) of Employee's compensation, or (ii) such other amount which would constitute an "excess parachute payment" (as defined in Section 280G of the Code). In the event that it shall be determined that any Severance Payment to Employee (whether paid or payable or distributed or distributable) would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto (the "EXCISE TAX"), then Employee shall be entitled to receive from Employer an additional payment (the "GROSS-UP PAYMENT") in an amount such that the net amount of the Severance Payment and the Gross-Up Payment retained by Employee after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the payment and all Federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section, and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Severance Payment. In the event Employer exhausts its remedies pursuant to this Section and Employee is required to make a payment of any Excise Tax, the Gross-Up Payment shall be promptly paid by Employer to or for Employee's benefit.

               (ii) Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable after Employee is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to Employer (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If Employer notifies


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          Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

                    (A) give Employer any information reasonably requested by Employer relating to such claim;

                    (B) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer;

                    (C) cooperate with Employer in good faith in order to effectively contest such claim; and

                    (D) permit Employer to participate in any proceedings relating to such claims;

     provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Employee for and hold Employee harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this section, Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Employee, on an interest-free basis, and shall indemnify Employee for and hold Employee harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by Employer of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (c)  Change of Control. "Change of Control" shall mean: (i) a
               -----------------
     person, corporation, entity or group (A) makes a tender or exchange offer for the issued and


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     outstanding voting stock of Employer and beneficially owns twenty-five percent (25%) or more of the issued and outstanding voting stock of Employer after such tender or exchange offer, or (B) acquires, directly or indirectly, the beneficial ownership of twenty-five percent (25%) or more of the issued and outstanding voting stock of Employer in a single transaction or a series of transactions; (ii) Employer is a party to a merger, consolidation or similar transaction and following such transaction, fifty percent (50%) or more of the issued and outstanding voting stock of the resulting entity is not beneficially owned by those persons, corporations or entities that constituted the stockholders of Employer immediately prior to the transaction; (iii) Employer sells fifty percent (50%) or more of its assets to any other person or persons (other than an affiliate or affiliates of Employer); or (iv) individuals who, as of the date hereof, constitute the Board (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof, whose election or nomination was approved by a majority of the directors then comprising the Incumbent Board, shall be considered a member of the Incumbent Board, but not including any individual whose initial Board membership is a result of an actual or threatened election contest (as that term is used in Rule 14a-11 promulgated under the Securities Exchange Act of 1934, as amended) or an actual or threatened solicitation of proxies or consents by or on behalf of a party other than the Board.

          (d)  Termination Without Cause.  Termination "Without Cause" shall
               -------------------------
     mean termination of Employee by Employer for reasons other than: (i) the willful, persistent failure of Employee (after thirty (30) days written notice and an opportunity to cure) to perform his or her material duties hereunder for reasons other than death or disability; (ii) the breach by Employee of any material provision of this Agreement; or (iii) Employee's conviction of a felony by a trial court of competent jurisdiction, whether or not an appeal is taken.

          (e)  Constructive Termination.  "Constructive Termination" shall mean:
               ------------------------
     (i) a material, adverse change of Employee's responsibilities, authority, status, position, offices, titles, duties or reporting requirements (including directorships); (ii) an adverse change in Employee's annual compensation or benefits; (iii) a requirement to relocate in excess of fifty (50) miles from Employee's then current place of employment; or (iv) the breach by Employer of any material provision of this Agreement. For purposes of this definition, Employee's responsibilities, authority, status, position, offices, titles, duties and reporting requirements are to be determined as of the date of this Agreement. For purposes of this Section, all determinations of Constructive Termination shall be made in good faith by Employee and shall be conclusive.

     4.   ESCROW ACCOUNT.  Within a reasonable period of time following the date
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hereof, Employer shall establish an account (the "Escrow Account") at a nationally recognized bank or other financial institution which shall be funded in an amount equal or greater than the aggregate amount of any Severance Payments payable to Employee hereunder and any amounts payable to other employees of Employer under similar agreements. The amount of funding by Employer of such Escrow Account shall be exclusive of any potential Gross-Up Payments payable pursuant to


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Section 3 hereof. Promptly upon the establishment of the Escrow Account,
Employer shall provide Employee with information and instructions regarding the Escrow Account such that, upon meeting the requirements of Section 3 hereof, Employee would be able to request and obtain access to any Severance Payment payable to Employee pursuant to and in accordance with Section 3 hereof.

     5.   EMPLOYEE'S ACKNOWLEDGMENTS AND COVENANTS.
          ----------------------------------------

          (a)  Confidential Materials and Information.  Employer has developed
               --------------------------------------
     confidential information, strategies and programs, which include customer lists, prospects lists, expansion and acquisition plans, market research, sales systems, marketing programs, computer systems and programs, product development strategies, manufacturing strategies and techniques, budgets, pricing strategies, identity and requirements of national accounts, customer lists, methods of operating, service systems, training programs and methods, other trade secrets and other information about the business in which Employer is engaged that is not known to the public and gives Employer an opportunity to obtain an advantage over competitors who do not know of such information (collectively, "CONFIDENTIAL INFORMATION"). In performing duties for Employer, Employee regularly will be exposed to and work with the Confidential Information. Employee acknowledges that such Confidential Information is critical to Employer's success and that Employer has invested substantial sums of money in developing the Confidential Information. While Employee is employed by Employer and after such employment ends for any reason, Employee will never reproduce, publish, disclose, use, reveal, show or otherwise communicate to any person or entity any Confidential Information unless specifically directed by Employer to do so in writing.

          (b)  Nonsolicitation of Employees.  While Employee is employed by
               ----------------------------
     Employer and for eighteen (18) months after such employment ends for any reason, Employee, acting either directly or indirectly, or through any other person, firm, or corporation, will not hire, contract with or employ any employee of Employer or induce or attempt to induce or influence any employee of Employer to terminate employment with Employer. Such nonsolicitation restriction shall not apply to Employee in the case of the solicitation of his or her immediate family members.

          (c)  Covenant Against Unfair Competition.  While Employee is employed
               -----------------------------------
     by Employer and for eighteen (18) months after such employment ends for any reason, Employee will not, directly or indirectly, or through any other person, firm or corporation (i) be employed by, consult for, have any ownership interest in or engage in any activity on behalf of any competing business that operates a facility within one hundred (100) miles of any facility operated by Employer; (ii) be employed by, consult for, or engage in any activity on behalf of Angelica Corporation, Aramark Corporation, Cintas Corporation, Coyne Textile Services, Inc., G & K Services, Inc., Horace Small Manufacturing, Lion Apparel, Inc., Mission Industries, Morgan Services, Inc., National Linen Service, Division of NSI, Omni Service, Inc., Protexall, Inc., Red Kap Industries, Inc., Riverside Manufacturing Co., Todd Corporation, UniFirst Corporation, Van


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     Dyne-Crotty, Inc., or any subsidiary or affiliated company or any successor to any of those companies; or (iii) call on, solicit or communicate with any of Employer's customers (whether actual or potential) for the purpose of renting or selling (or servicing on a customer-owned-goods basis) garments, linens, mats, mops, towels, dust control items and other related items to such customer other than for the benefit of Employer. (As used in this Agreement, the term "competing business" means a business that rents or sells uniforms, linens, mats, mops, towels, dust control items or other related items, and the term "customer" means any customer (whether actual or potential) with whom Employee or any other employee of Employer had business contact on behalf of Employer during the eighteen (18) months immediately before Employee's employment with Employer ended.) Notwithstanding the foregoing, this paragraph shall not be construed to prohibit Employee from owning less than five percent (5%) of the outstanding securities of a corporation which is publicly traded on a securities exchange or over-the-counter.

          (d)  Return of Confidential Materials and Information.  Employee
               ------------------------------------------------
     agrees that whenever Employee's employment with Employer ends for any reason, all documents containing or referring to Confidential Information as may be in Employee's possession or control will be delivered by Employee to Employer immediately, with no request being required.

          (e)  Acknowledgments; Irreparable Harm.  Employee agrees that the
               ---------------------------------
     restrictions on competition, solicitation and disclosure in this Agreement are fair, reasonable and necessary for the protection of the interests of Employer. Employee further agrees that a breach of any of the covenants set forth in this Section 5 will result in irreparable injury and damage to Employer for which Employer would have no adequate remedy at law, and Employee further agrees that in the event of a breach, Employer will be entitled to an immediate restraining order and injunction to prevent such violation or continued violation, without having to prove damages, in addition to any other remedies to which Employer may be entitled at law or equity.

          (f)  Notification to Subsequent Employers.  Employee grants Employer
               ------------------------------------
     the right to notify any future employer or prospective employer of Employee concerning the existence of and terms of this Agreement and grants Employer the right to provide a copy of this Agreement to any such subsequent employer or prospective employer.

     6.   FULL SETTLEMENT.  Employer's obligation to make the payments provided
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for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Employee obtains other employment. Employer agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by Employer, Employee or others of


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the validity or enforceability of, or liability under, any provision of this
Agreement or any guarantee of performance thereof (including as a result of any contest by Employee regarding the amount of any payment pursuant to this agreement), plus in each case interest on any delayed payment at the rate published from time to time in The Wall Street Journal as the prime rate of
                               -----------------------
interest plus two percent (2%).

     7.   RESOLUTION OF DISPUTES.  If there shall be any dispute between
          ----------------------
Employer and Employee (i) in the event of any termination of Employee's employment by Employer, whether such termination was Without Cause, or (ii) in the event of any Constructive Termination of employment by Employer, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was not Without Cause or that the determination by Employee of the existence of Constructive Termination was not made in good faith, Employer shall pay all amounts, and provide all benefits, to Employee and/or Employee's family or other beneficiaries, as the case may be, that Employer would be required to pay or provide pursuant to
Section 3 as though such termination were by Employer Without Cause or was a Constructive Termination by Employer; provided, however, that Employer shall not be required to pay any disputed amounts pursuant to this Section except upon receipt of an undertaking by or on behalf of Employer to repay all such amounts to which Employee is ultimately adjudged by such court not to be entitled.

     8.   WITHHOLDING.  Employer may withhold from any amounts payable under
          -----------
this Agreement the minimum Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     9.   SUCCESSORS.  This Agreement is binding on, and shall inure to the
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benefit of Employee and Employer, and all successors and assigns of Employer.
Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle Employee to any Severance Payment payable pursuant to Section 3(a) hereof.

     10.  APPLICABLE LAW.  This Agreement will be interpreted, governed and
          --------------
enforced according to the law of the State of Missouri.

     11.  SEPARABILITY.  If any portion of this Agreement is held to be invalid
          ------------
or unenforceable in any respect, Employee and Employer agree that such invalid and unenforceable part will be modified to permit the Agreement to be enforced to the maximum extent permitted by the court, with the remaining portions unaffected by the invalidity or unenforceability of any part of this Agreement.

     12.  WAIVER.  This Agreement may be modified, supplemented or amended, and
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any provision of this Agreement can be waived, only by written instrument making specific reference


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to this Agreement signed by the party against whom enforcement of any such modification, supplement, amendment or waiver is sought.

     13.  COMPLETE AGREEMENT.  This Agreement contains the entire agreement
          ------------------
between Employer and Employee as to the subject matter hereof. This Agreement shall not be subject to the terms and conditions of any agreement concerning arbitration or dispute resolution between Employer and Employee.

          EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS READ THE ENTIRE CONTENTS OF THIS AGREEMENT AND THAT HE/SHE UNDERSTANDS ITS TERMS.


                                   EMPLOYEE:


                                   /s/ J. Craig Peterson

                                   J. Craig Peterson



                                   UNITOG COMPANY,
                                   including its subsidiaries and affiliates



                                   By: /s/ Randolph K. Rolf
                                   Name:  R. K. Rolf
                                   Title:  President